Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Inspirato Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share (Primary Offering)(1)(2)	other	69,780,665	$6.04(4)	$421,475,216.60	0.0000927	$39,070.76
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share (Secondary Offering)(1)(3)	other	94,278,420	$6.04(4)	$569,441,656.80	0.0000927	$52,787.25
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts				$990,916,873.40		$91,858.01
		Total Fees Previously Paid						$ —
		Total Fee Offsets						$ —
		Net Fee Due						$91,858.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.
(2)	Consists of 69,780,665 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exchange of an equal number of New Common Units (as defined in this Registration Statement) and the Registrant’s Class V common stock, par value $0.0001 per share (“Class V Common Stock”).
(3)	Consists of an aggregate of 94,278,420 shares of Class A Common Stock registered for resale by the selling securityholders named in this Registration Statement, comprising (i) 30,393,285 shares of Class A Common Stock issued to the Blocker Shareholders (as defined herein) in connection with Thayer Ventures Acquisition Corporation’s business combination with Inspirato LLC (the “Blocker Shares”), (ii) 2,747,500 shares of Class A Common Stock issuable upon the conversion of shares of Thayer Class B Common Stock (the “Founder Shares”), (iii) 60,647,438 shares of Class A Common Stock issuable upon the exchange of New Common Units and Class V Common Stock held by certain Continuing Inspirato Members (the “Continuing Member Shares”), and (iv) 490,197 shares of Class A Common Stock held by Thayer Ventures Sponsor LLC and certain of its affiliates.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Market on April 26, 2022.